EXHIBIT 3.12
CERTIFICATE OF CONVERSION
FROM A CORPORATION
TO LIMITED LIABILITY COMPANY

Pursuant to Sections 18-204 and 18-214 of the
Delaware Limited Liability Company Act
and Section 266 of the
General Corporation Law of the State of Delaware

     1. The name of the Corporation immediately prior to the filing of this Certificate of Conversion is OWW2 Inc.
     2. The Corporation was originally incorporated on the 30th day of January, 2007 under the laws of the State of Delaware.
     3. The name of the limited liability company into which the Corporation shall be converted, as set forth in its Certificate of Formation, is OWW2, LLC.
     4. The Conversion has been approved in accordance with the provisions of Section 266 of the General Corporation Law of the State of Delaware.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Conversion to be executed in its name this 19th day of June, 2007.

OWW2 INC.
By:	/s/ Rochelle J. Boas
Name:	Rochelle J. Boas
Title:	Vice President and Assistant Secretary

CERTIFICATE OF FORMATION
OF
OWW2, LLC
     1. The name of the limited liability company is OWW2, LLC.
     2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is: Corporation Service Company.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 19th day of June, 2007.

By:	/s/ Rochelle J. Boas
Name: Rochelle J. Boas
Title: Authorized Person